Exhibit (j)

Consent of Registered Independent Public Accounting Firm

To the Board of Directors and Trustees
Monetta Fund, Inc. and Monetta Trust:

We consent to the use of our report, which is incorporated herein by reference, and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Registered Independent Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
April 30, 2007